UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 5, 2002

Paul-Son Gaming Corporation
(Exact name of Registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

0-23588	88-0310433
(Commission File Number)	(IRS Employee Identification No.)

1700 South Industrial Road, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(702) 384-2425

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.      OTHER EVENTS

Paul-Son Gaming Supplies, Inc., a Nevada corporation (“Paul-Son Supplies”), a wholly owned subsidiary of Paul-Son Gaming Corporation, a Nevada corporation, entered into a $995,000 loan transaction (“Loan”) with Jackson Federal Bank, a federal savings bank (“Jackson”), on March 5, 2002.  The other principal terms of the Loan are as follows:

Interest Rate.  The interest rate equals the greater of 8% per annum (“Floor Rate”) or 362.5 basis points over the average of the London Interbank offered rates for six month dollar deposit in the London market based on quotations of major banks (“Libor”).  The interest rate shall not be less than the Floor Rate nor more than 12% per annum, nor shall the interest rate increase or decrease by more than two percentage points per annum during any twelve month period or one-half percentage point per annum during any three month period.

Maturity Date.  The maturity date is March 1, 2012.

Payment Schedule.  The Loan is payable in arrears in equal monthly installments of principal and interest (based upon a thirty year amortization schedule) beginning April 1, 2002 and continuing on the first day of each month through and including March 1, 2012.

Security.  The Loan is secured by a Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing (“Deed of Trust”) encumbering Paul–Son’s Las Vegas, Nevada headquarters.

Guaranty.  Paul-Son Gaming Corporation executed a Guaranty in favor of Jackson by which Paul-Son Gaming Corporation guaranteed the obligations of Paul-Son Supplies under the Loan and Deed of Trust and the related loan documents executed in connection with the Loan.

Prepayment.  The Loan contains a prepayment provision requiring the payment of a prepayment premium equal to 3% of the amount prepaid during the first twelve month period of the loan.  Thereafter, the Loan may be prepaid in part or in whole at any time without a prepayment premium.

Transfer Restrictions.  The Deed of Trust contains certain restrictions on transfer of the Property and of the equity securities of Paul-Son Supplies, without the consent of Jackson.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

10.01                     Promissory Note Secured by Deed of Trust dated February 22, 2002; Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing dated February 22, 2002; Repayment Guaranty dated February 22, 2002; Subordination and Attornment Agreement dated February 22, 2002; and Assignment of Leases and Rents dated February 22, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paul-Son Gaming Corporation
(Registrant)

Date: March 15, 2002	By:	/s/ Eric P. Endy
Eric P. Endy
Chairman, Chief Executive Officer and President